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                                                                      EXHIBIT 99

                                 RISK FACTORS

THERE IS NO ASSURANCE THAT THE PROPOSED BUSINESS OF ORBIT DESCRIBED HEREIN WILL BE COMMERCIALLY VIABLE. IN ADDITION, ACTUAL RESULTS OF THE DEVELOPMENT ACTIVITIES, TECHNOLOGICAL DEVELOPMENTS, MARKET AND COMPETITIVE CONDITIONS, RESULTS OF OPERATIONS AND OTHER FACTORS MAY REQUIRE SIGNIFICANT MODIFICATIONS OF ALL OR PART OF THE PROPOSED BUSINESS.

    Potential Securities Act Liabilities. Current management believes the Company has sold securities and notes without registration under the Securities Act of 1933, as amended (the "Act"), or without qualification under the securities (blue sky) laws of certain states. As a result of such sales, and a subsequent transfer of the shares by the original purchasers, the Company may not be able to claim valid exemptions for such sales since the burden of proving any exemption is on the Company. Therefore, no assurances can be given as to any liability which may result from violations of the registration or qualifications provisions of the federal or state securities laws. The Company may thus may have a continuing contingent liability under the Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and various state securities laws for an undetermined amount for an undetermined period.

    Potential Corporation Law Liability. The Company is conducting an internal audit, which has revealed that substantial shares of the Common Stock issued to former directors, and officers may be subject to cancellation. This would reduce the number of outstanding shares significantly. Between December 16, 1992 and February 17, 1994, the Company may have issued more shares of Common Stock than it had authorized under its Certificate of Incorporation.

    Potential Liability for Rescission of Dividends. In February 1994, the Company declared a stock dividend on a ten to one basis of the following corporations, all of which were contemplated subsidiaries of the Company: the TiTRODE Corporation, the Metafuse Corporation, Electronics Recovery Systems, Inc., the Titherm Technology Corporation and Shield Safe, Inc. In connection with such dividends, each subsidiary was to receive a license for a particular technology owned by the Company. The Company's Board of Directors has subsequently rescinded such stock dividends principally because of the concern that such dividends may not comply with the Delaware General Corporations Law since such dividends would strip the Company of most of its valuable assets. It is possible that a shareholder could challenge the rescission of the dividend and it is unclear whether a Delaware court will uphold such rescission. Thus, the shareholders entitled to such dividends may have a right to seek payment of such dividend.

    Start-Up Company. To date the Company has been engaged in the development of technologies and intends to commercially exploit certain of its technologies with third parties. Until the commencement of sales or licensing of the technologies, the Company will have no operating revenues but will continue to incur substantial expenses. No assurances can be given that the Company can complete development of any technologies or that if a technology is, or in the future may be, fully developed, that it can be manufactured by others on a large scale basis or at a feasible cost. Further, no assurance can be given that any technology will receive market acceptance. The Company is subject to all the risks inherent in the establishment of a new enterprise and the marketing and manufacturing of new products, many of which risks are beyond the control of the Company. There can be no assurances that the proposed business of the Company
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described herein will be commercially viable. In addition, actual results of the development activities, technological developments, market and competitive conditions, results of operation and other factors may require significant modification of all or part of the Company's proposed business plan. See Item 6. Management's Plan of Operation.

    Accumulated Deficit; Operating Losses; Going Concern. For the year ended December 31, 1997, the Company incurred an aggregate operating loss of $877,054. At December 31, 1997, the Company had an accumulated deficit of $14,895,616
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and a working capital deficit of $3,477,041. The Company has a ratio of liabilities to tangible assets of 28.2 to 1 as of December 31, 1997. Such operating losses, accumulated deficit and the working capital deficit have increased since such date. The losses are principally due to (1) the Company's unsuccessful search for license, joint venture, or partnership arrangements with entities in industries aligned with the Company's technologies, and (2) a lack of technological and business focus. The report of the Company's independent certified public accountants is qualified with regard to the ability of the Company to continue as a going concern.

    Risks of Foreign Operations. Certain studies and tests of the technologies are being conducted outside of the United States. Certain customers for these technologies may be outside the United States, in various parts of the world, including Russia and Ukraine. Thus, the Company may be subject to the risks of operations including currency fluctuations, import/export controls, lack of a well-defined business or legal system, arbitrary government actions, and instability of a political system.

    Lack of Patent Protection. Patents do not cover most of the Company's technologies. Of the technologies described herein, the Company's patents cover only the electronic recovery system, the original Metafusion Process, and a patent pending for the Polymer Encapsulation System (PET). Those patents held by the Company may be infringed upon by others and there can be no assurance that the Company will be able to afford the high cost of filing and pursuing an infringement action against any such alleged infringing party. In addition, there can be no assurance that any particular aspect of the Company's technologies will not be found to infringe the claims of other existing patents. Certain technology embodied in the patents covering the Company's Metafusion Process may incorporate technology embodied in patents owned by other entities. Even if other patents infringed, Orbit may not have the financial resources to prosecute. The Company has also filed a number of patent applications. There can be no assurance that additional patents will be issued in respect of the patent applications pending. The Company also relies, to a lesser extent, on trade secrets and confidential disclosure agreements to protect its technology. Neither the issuance of patents nor the use of trade secrets will necessarily protect the Company from other persons using technologies similar to those covered by the Company's patents or trade secrets.

    Lack of Full Time Research and Development Team. In addition to the Company's officers, Orbit currently uses third party subcontractors and non-affiliated laboratories to develop and review applications of its technologies.

    Dependence on Key Individuals. The success of the Company is dependent upon among other things, the services of Dr. Stephen V. Prewett and Dr. Christopher
M. Miller, both consultants and advisors with the company. The loss of the services of Dr. Prewett and/or Dr. Miller for any reason could have a material adverse effect of the prospects of the Company.
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    Transactions with Prior Management.  During the period prior to January 1996 there had been substantial transactions between the Company and members of management, including Adrian Joseph, Tatum C. Singletary and Richard A. Wall. These transactions include the alleged exchange of technology developed or purchased by Mr. Joseph for shares of Common Stock and/or the payment of shares for debt or for services rendered to others. No assurances can be given that the value of the technology transferred or the services rendered or other items of value exchanged equal the value of the Common Stock transferred to such parties. Such transfers were not approved by an independent majority of the board of directors and thus may not have been on the same terms as if they were transactions with unaffiliated third parties. An audit is being conducted to review these transactions. Management is currently attempting to rectify the apparent misconduct in these transactions. (See item 3. Legal Proceedings.)

    Year 2000 Issues. The Year 2000 issue is the result of computer programs using two digits rather than four to define the applicable year. Such software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations leading to disruptions in the Company's activities and operations (the "Year 2000" or "Y2K" issue).

The Company's information systems currently are made up of networked computers which are used internally and are not linked to any outside sources other than the browser used by the Company. The Company's future information system will cover a spectrum of software applications for its operations, certain of these may be custom designed.

The Company has initiated formal communication with all of its significant suppliers to determine the extent to which the Company is vulnerable to the failure of such suppliers to resolve their own Year 2000 problems.

After an analysis of the Company's exposure to the impact of "year 2000 issues" (i.e. issues that may arise resulting from computer programs that use only the last two, rather than all four, digits of the year), the Company believes that such commercial software is already substantially year 2000 compliant, and that completion of year 2000 compliance should not have a material impact on the Company's business, operations or financial condition.